Exhibit 99.1

Rocket Companies Completes Acquisition of Redfin

Homebuyers can choose how they could save thousands of dollars when working with both Redfin and Rocket Mortgage.

DETROIT and SEATTLE, July 1, 2025 – Rocket Companies (NYSE: RKT), the Detroit-based homeownership platform, today announced it has completed its acquisition of Redfin – bringing the most-visited real estate brokerage website together with America’s largest mortgage lender.

"I’ve used Redfin every day for the last 20 years. It helped me find and fall in love with my first home, completely changing how I thought about real estate," said Varun Krishna, Rocket Companies CEO. "The Redfin team is best-in-class in building a product experience focused on simplicity. It was a perfect fit for Rocket’s vision of what the homeownership experience should be."

The companies also today introduced Rocket Preferred Pricing. Clients who finance their home through Rocket Mortgage and buy a home listed by a Redfin agent or purchase with the help of a Redfin agent will have a one percentage point reduction in their interest rate for the first year of their loan or receive a lender credit at closing, up to $6,0001.

Rocket Preferred Pricing is available to qualified clients buying a home with conventional, FHA or VA loans. Rocket Mortgage and Redfin plan to launch additional products and services for homebuyers, real estate agents and mortgage brokers in the coming months.

Redfin has adopted a refreshed brand identity and look and feel of “Redfin Powered by Rocket” to further unify the homebuying experience.

"The gulf between the American Dream of homeownership and reality has never been wider," said Redfin CEO Glenn Kelman. "The reason Rocket and Redfin came together was to bridge that gap, so that the people who spend their days dreaming on Redfin.com can easily use Rocket financing to own their dream."

Visit Redfin.com to explore exclusive Rocket Preferred Pricing and search for your dream home.

Advisors

Morgan Stanley & Co. LLC acted as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Rocket Companies. Goldman Sachs & Co LLC acted as financial advisor and Fenwick & West LLP acted as legal counsel to Redfin.

1 Learn more about Rocket Preferred Pricing on RocketMortgage.com or Redfin.com.

Update to Rocket Companies Up-C structure

Rocket Companies also completed the previously announced simplification of its organizational and capital structure.

On June 30, 2025, Rocket Companies collapsed its “Up-C” structure, eliminated its high-vote / low-vote structure and reduced its classes of common stock from four to two (the “Up-C Collapse”). Public stockholders will continue to hold their existing common stock as Class A shares. Dan Gilbert and other Rock Holdings Inc. (RHI) stockholders will hold common stock in Rocket Companies directly as Class L shares.

The Up-C Collapse simplifies Rocket’s organizational structure, enhances equity liquidity, improves its ability to use its common stock as currency in acquisition transactions and creates a clearer corporate profile.

About Rocket Companies

Founded in 1985, Rocket Companies (NYSE: RKT) is a Detroit-based fintech platform including mortgage, real estate and personal finance businesses: Rocket Mortgage, Redfin, Rocket Homes, Rocket Close, Rocket Money and Rocket Loans.

With details from more than 65 million calls with clients each year, 14 petabytes of data and a mission to Help Everyone Home, Rocket Companies is well positioned to be the destination for AI-fueled home ownership. Known for providing exceptional client experiences, J.D. Power has ranked Rocket Mortgage #1 in client satisfaction for primary mortgage origination and mortgage servicing a total of 22 times – the most of any mortgage lender.

For more information, please visit our Corporate Website or Investor Relations Website.

Contacts

Media

Aaron Emerson

Chief Communications Officer

AaronEmerson@rocket.com

Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

lparrish@joelefrank.com

Investors

Sharon Ng

Head of Investor Relations

SharonNg@rocket.com